Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-269595

PROSPECTUS

Up to $150,000,000

Class A Common Stock

We have entered into a sales agreement (the “Sales Agreement”) with Cowen and Company, LLC (“Cowen” or the “Agent”), relating to shares of our Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”) offered by this prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell shares of our Class A Common Stock having an aggregate offering price of up to $150,000,000 from time to time through or to Cowen acting as our agent or principal.

Our Class A Common Stock is listed on The Nasdaq Global Select Market under the symbol “ME”. On February 28, 2023, the last reported sale price of our Class A Common Stock was $2.51 per share.

Sales of our Class A Common Stock, if any, under this prospectus will be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Cowen is not required to sell any specific amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Cowen and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to Cowen for sales of Class A Common Stock sold pursuant to the Sales Agreement will be an amount equal to 3.0% of the gross proceeds of any shares of Class A Common Stock sold under the Sales Agreement. In connection with the sale of the Class A Common Stock on our behalf, Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cowen will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Cowen with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 9 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

TD Cowen

The date of this prospectus is March 2, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process.

Under this shelf registration process, we may from time to time sell shares of our common stock having an aggregate offering price of up to $150,000,000 under this prospectus at prices and on terms to be determined by market conditions at the time of the offering.

This prospectus describes the terms of this offering of common stock and also adds to and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date – for example, a document incorporated by reference into this prospectus that was filed after the date of this prospectus – the statement in the document having the later date modifies or supersedes the earlier statement.

We have not, and the Agent has not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus or any accompanying prospectus supplement or related free writing prospectus to which we have referred you. Neither we nor the Agent take any responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. We are not, and the Agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus, the documents incorporated by reference herein and any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference herein and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision.

This prospectus includes summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under the heading “Where You Can Find More Information.”

The Company was originally known as VG Acquisition Corp., a Cayman Islands exempted company (“VGAC” and, after the Domestication as described below, “23andMe Holding Co.”). On February 4, 2021, VGAC entered into that certain Agreement and Plan of Merger, dated February 4, 2021, as amended on February 13, 2021 and March 25, 2021 (the “Merger Agreement”), by and among VGAC, Chrome Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of VGAC (the “Merger Sub”), and 23andMe, Inc., a Delaware corporation. On June 16, 2021 (the “Closing Date”), as contemplated by the Merger Agreement, VGAC filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which VGAC was domesticated and continued as a Delaware corporation, changing its name to 23andMe Holding Co. (the “Domestication”). As a result of and upon the effective time of the Domestication, among other things, each of the then issued and outstanding Class A and Class B ordinary shares of VGAC automatically converted, on a one-for-one basis, into shares of our Class A Common Stock. On the Closing Date, VGAC consummated the merger transaction contemplated by the Merger Agreement, whereby the Merger Sub merged with and into 23andMe, Inc., the separate corporate existence of the Merger Sub ceasing and 23andMe, Inc. being the surviving corporation and a wholly owned subsidiary of VGAC, now known as 23andMe Holding Co. (the “Merger” and, together with the Domestication, the “Business Combination”).

Unless the context indicates otherwise, references in this prospectus to the “Company,” “we,” “us,” “our,” and similar terms refer to 23andMe Holding Co. and its consolidated subsidiaries. References to “VG Acquisition Corp.” or “VGAC” refer to the Company prior to the consummation of the Domestication and the Merger. “23andMe, Inc.” refers to 23andMe, Inc. prior to the Business Combination.

MARKET DATA

This prospectus and the documents incorporated by reference herein include market and industry data and forecasts concerning our business and the markets for certain cancer treatments, including data regarding the estimated size of those markets and the incidence and prevalence of certain medical conditions, that we have derived from independent consultant reports, publicly available information, various industry, medical and general publications, other published industry sources, government data and our internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable. Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions.

PROSPECTUS SUMMARY

The following summary highlights selected information contained or incorporated by reference elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the information under the caption “Risk Factors” herein and the applicable prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the other information incorporated by reference into this prospectus, including our financial statements and the related notes, and the exhibits to the registration statement of which this prospectus is a part.

Overview of the Company

The Company is a mission-driven company dedicated to empowering customers to live healthier lives. The Company’s mission is to help people access, understand, and benefit from the human genome. The Company believes that its premier database of genetic and phenotypic information crowdsourced from its millions of customers that separately consent to participate in the Company’s research can revolutionize healthcare by enabling it to discover insights into the origins of diseases, to use those insights to prevent, diagnose, and treat diseases, and to speed the discovery and development of novel therapies. The Company is committed to rigorous scientific, ethical, and privacy standards and to being one of the most trusted sources for genetic and health information.

The Company pioneered direct-to-consumer genetic testing, giving consumers unique, personalized information about their genetic health risks, ancestry, and traits. The Company is the only consumer genetic testing company with multiple Food and Drug Administration (“FDA”) authorizations for over-the-counter health and carrier status reports. The Company was the first company to obtain FDA authorization for a direct-to-consumer genetic test, and the Company is the only company to have FDA authorization, clearance, or an exemption from premarket notification for all carrier status, genetic health risk, cancer predisposition, and pharmacogenetics reports offered to customers. As of September 30, 2022, over 60 health reports were available to customers in the U.S.

The Company acquired Lemonaid Health, Inc. (“Lemonaid” or “Lemonaid Health”) in November 2021 in an important step to achieve the Company’s goal of making personalized healthcare a reality. Lemonaid offers patients affordable and direct online access to medical care, from consultation through treatment, for a number of common conditions, using evidence-based guidelines and up-to-date clinical protocols to deliver quality patient care. When medications are prescribed by the Company’s medical professionals, patients can use its convenient online pharmacy for fast and free delivery.

The Company operates in two reporting segments: Consumer & Research Services and Therapeutics.

Consumer & Research Services

The Company’s Consumer & Research Services business comprises the Personal Genome Service® (“PGS”), the telehealth business, and research services.

PGS

The PGS service provides customers with a broad suite of genetic reports, including information on customers’ genetic ancestral origins, personal genetic health risks, and chances of passing on certain rare carrier conditions to their children, as well as reports on how genetics can impact responses to medications. The Company believes that by providing customers with direct access to their genetic information, it can empower them to make better decisions by arming them with information about their risks of developing certain diseases or conditions and by highlighting opportunities for prevention and mitigation of disease.

In the U.S., Canada, and the United Kingdom (the “U.K.”), the Company offers two PGS services, and also offers a premium service called 23andMe+. Ancestry + Traits Service is the Company’s base service and provides customers information about their genetic ancestral origins and how genetics may influence over 30 traits, such as physical features, sense perceptions, reactions to external stimuli and other traits. The service also includes a tool that enables customers who choose to opt in to connect with genetic relatives that are also customers of the Company. The Health + Ancestry Service builds upon the Ancestry + Traits Service to also provide reports relating to a customer’s health predisposition (including certain cancers and other health risks such as late-onset Alzheimer’s disease), carrier status (including for cystic fibrosis and hereditary hearing loss), and wellness (including for deep sleep, lactose intolerance and genetic weight), and carrier status reports. Ancestry + Traits Service customers can upgrade to the Health + Ancestry Service for a fee. The Company provides customers with an engaging experience, including access to updates to their genetic health and ancestry reports and new product features, and the ability to connect with genetic relatives.

The Company’s 23andMe+ premium subscription service offers customers the Health + Ancestry Service plus pharmacogenetic reports, personalized genetic risk reports based on the Company’s research, and advanced ancestry and health features, including insights related to heart, reproductive health and sleep. The PGS services are available for purchase on the Company’s website, 23andMe.com, or mobile app and, in the U.S., the U.K., and Canada, through Amazon. Substantially all of the Company’s revenues are derived from the Consumer & Research Services segment, with revenue from PGS representing approximately 75%, 81%, and 89% of the Company’s total revenues for the fiscal years ended March 31, 2022, 2021, and 2020, respectively.

Customers have the option to participate in the Company’s research programs and, as of September 30, 2022, over 80% of the Company’s customers have chosen to do so. The Company analyzes consenting customers’ genotypic data together with phenotypic data they provide to the Company concerning their health, physical characteristics, family origins, lifestyle, and other habits. The Company analyzes this data using its proprietary machine learning and other analytic techniques in order to discover insights into whether and how particular genetic variants affect the likelihood of individuals developing specific diseases. These insights may highlight opportunities to develop a drug to treat or cure a specific disease, and also provide information that customers can use to enhance their medical care and treatment, including care accessed through the Lemonaid telehealth platform.

Telehealth

The acquisition of Lemonaid provided us with telehealth capabilities and enhances the Company’s ability to bring better healthcare and wellness offerings to patients. The telehealth platform provides patients with easy access to medical consultation and treatment. Within minutes, a patient can interact with one of the Company’s affiliated licensed physicians or nurse practitioners via telehealth. If a prescription is warranted, the patient can access the Company’s pharmacy services for fast and free delivery. The Company’s pharmacies offer non-controlled medications for prevention and treatment of acute and chronic conditions at affordable prices, and the Company’s pharmacists provide ongoing support to ensure proper care by counseling, educating, and following up with patients. The Company’s goal is to make personalized healthcare services affordable and accessible, focusing on both the prevention and treatment of disease. The Company makes telehealth services available in the U.S. and, under a third-party brand, in the U.K.

Affiliated Professional Medical Corporations. Because many states limit the ownership of medical practices to licensed professionals and prohibit corporate ownership of medical practices, the Company offers medical services through affiliated professional medical corporations (“PMCs”) that are owned by a licensed medical provider in the applicable jurisdiction. All of the doctors and nurse practitioners who provide medical services to patients are employees of the PMCs. Lemonaid, the Company’s wholly owned subsidiary, has a management services agreement (“MSA”) with each PMC pursuant to which Lemonaid provides business, administrative, and non-clinical services to the PMC in exchange for a fixed fee. These services include IT, billing, insurance, tax, accounting, and other administrative services, and do not include any clinical, diagnostic, or treatment decisions, which are made solely by licensed practitioners based on quality medical care guidelines and protocols. The MSAs are exclusive arrangements, and the PMCs were established specifically to provide medical services through the platform.

Affiliated Pharmacies. The Company’s patients may choose to fill prescriptions provided to them by its affiliated medical professionals by using its pharmacy services. The Company facilitates the delivery of pharmacy services by its affiliated mail order pharmacy, offering patients affordable, fast, and free delivery services throughout the U.S. The Company also manages an affiliated retail pharmacy that is able to accept insurance from government and commercial providers where applicable. Almost all of the Company’s pharmacy services are provided on a self-pay basis and are not covered by third-party payors. The Company also provides a small number of compounded medications that are fulfilled by a third-party service provider that is not affiliated with it. The Company manages its affiliated pharmacies under MSAs pursuant to which the Company provides all administrative services as well as licensed pharmacists, support staff, and infrastructure. The MSAs with the Company’s affiliated pharmacies are exclusive arrangements, and the affiliated pharmacies were established specifically to provide prescription medications when patients choose to use the Company’s platform to fill prescriptions written by its affiliated licensed medical professionals.

Research Services

Through its research services, the Company uses its vast database of genetic and phenotypic information provided by consenting customers to discover insights into the genetic origins of disease and to identify targets for drug development. These services are performed under agreements with universities, research institutions, and pharmaceutical companies, including the Company’s multi-year collaboration agreement with an affiliate of GlaxoSmithKline (“GSK”), which was signed in July 2018 (the “GSK Agreement”) to leverage genetic insights to validate, develop, and commercialize drugs. The GSK Agreement is expected to identify and prioritize genetically validated drug targets, enable rapid progression of clinical programs, and bring useful new drugs to market. The Company also provides clinical trial services to accelerate patient recruitment by using its database to identify patients most likely to be eligible for participation in a clinical trial of a new drug. The Company currently has research programs across several therapeutic areas, including oncology, respiratory, and cardiovascular diseases.

Therapeutics

The Therapeutics business segment focuses on the use of genetic insights from the Company’s vast database of genetic and phenotypic information to develop novel therapies to improve patients’ lives. The Therapeutics segment consists of revenues from the out-licensing of intellectual property associated with identified drug targets and expenses related to therapeutic product candidates under clinical development. In addition to the Company’s collaboration with GSK, it has several proprietary programs, one of which is being pursued in collaboration with Almirall, S.A.

As of September 30, 2022, two of the Company’s programs had entered Phase 1 trials. One is from the Company’s proprietary programs, 23ME-00610, previously known as P006, which had started the Phase 1 in patients with advanced solid tumors. 23ME-00610 is a high-affinity humanized monoclonal antibody that is designed to interfere with the ability of CD200R1 to interact with CD200 found on cancer cells. The other one is immuno-oncology program, GSK6097608, led by GSK, an antibody that targets the CD96. CD96 sequesters a shared ligand (CD155) away from the costimulatory receptor (CD226), effectively attenuating T and NK cell anti-tumor immune responses. By blocking CD96, GSK6097608 may allow activation of CD226 and enhance anti-tumor immunity through T and NK cells. If a successful therapy were to be developed and commercialized by GSK using this target, the Company would be entitled to a royalty under the GSK Agreement. We elected to take a royalty option on our joint immuno-oncology antibody collaboration program with GSK targeting CD96 (GSK6097608, a.k.a. GSK’608). GSK will be solely responsible for GSK’608’s subsequent development in later-stage clinical trials, including full development costs moving forward.

Background

VGAC was a blank check company incorporated on February 19, 2020, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. On October 6, 2020, VGAC consummated an initial public offering of 48,000,000 units at an offering price of $10.00 per unit, and a private placement with VG Acquisition Sponsor LLC, a Cayman Islands limited liability company (“Sponsor”) of 7,733,333 Private Placement Warrants at an offering price of $1.50 per private placement warrant. Each unit sold in the initial public offering and private placement consists of one Class A ordinary share and one-third of one redeemable warrant. On October 14, 2020, the underwriters of the initial public offering notified VGAC of their intent to partially exercise their over-allotment option. As such, on October 16, 2020, VGAC sold an additional 2,855,000 units, at a price of $10.00 per unit, and sold an additional 380,666 Private Placement Warrants to the Sponsor, at $1.50 per private placement warrant. Following the closing of the initial public offering and overallotment sale, an amount equal to $508,550,000 of the net proceeds from the initial public offering and the sale of the Private Placement Warrants was placed in the trust account.

On June 16, 2021, VGAC consummated the Business Combination. The transaction was accounted for as a reverse recapitalization with 23andMe, Inc. being the accounting acquirer and VGAC as the acquired company for accounting purposes. Accordingly, all historical financial information presented in the consolidated financial statements represents the accounts of 23andMe, Inc. and its wholly owned subsidiary.

In connection with the closing of the Business Combination, VGAC filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a Charter and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which VGAC was domesticated and continued as a Delaware corporation, changing its name to “23andMe Holding Co.”

Class A Common Stock trades on Nasdaq under the symbol “ME.”

Corporate Information

The Company’s principal executive offices are located at 349 Oyster Point Boulevard, South San Francisco, California 94080, and the Company’s phone number is (650) 938-6300. The Company’s website address is www.23andMe.com. Information contained on the Company’s website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it is a part. Our fiscal year end is March 31.

THE OFFERING

Common Stock offered by us:	Shares of Class A Common Stock having an aggregate offering price of up to $150 million.

Common Stock to be outstanding after this offering:	Up to 348,390,601 shares of Class A Common Stock, assuming sales of 59,760,956 shares of Class A Common Stock in this offering at an offering price of $2.51 per share, which was the last reported sale price of our Class A Common Stock on The Nasdaq Select Market on February 28, 2023. The actual number of shares issued will vary depending on how many shares of our Class A Common Stock we choose to sell and the prices at which such sales occur.

Manner of offering:	“At the market offering” that may be made from time to time through or to Cowen, as sales agent and/or principal. See “Plan of Distribution” beginning on page 18 of this prospectus.

Use of proceeds:	Our management will retain broad discretion regarding the allocation and use of the net proceeds from this offering. We currently expect to use the net proceeds from this offering together with our existing cash and cash equivalents for general corporate purposes, including working capital requirements and operating expenses.” See “Use of Proceeds” on page 15.

Risk factors:	Investing in our Class A Common Stock involves significant risks. See “Risk Factors” beginning on page 10 of this prospectus, the “Risk Factors” section in our Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, and any subsequent Quarterly Reports filed on Form 10-Q, and any amendment or update thereto reflected in subsequent filings with the SEC, which are incorporated by reference herein, and the other information included in, or incorporated by reference into, this prospectus for a discussion of certain factors you should carefully consider before deciding to invest in shares of our Class A Common Stock.

Nasdaq Global Select Market symbol:	“ME”

The number of shares of Class A Common Stock to be outstanding after this offering, as set forth above, is based on 288,629,645 shares of Class A Common Stock outstanding as of December 31, 2022, which amount excludes:

•	168,531,838 shares of our Class A Common Stock issuable upon the conversion of Class B Common Stock, of which there were 168,531,838 outstanding as of December 31, 2022;

•	69,089,621 shares of our Class A Common Stock issuable upon the exercise of stock options outstanding as of December 31, 2022 at a weighted average exercise price of $4.20 per share;

•	27,745,454 shares of our Class A Common Stock underlying unvested restricted stock units outstanding as of December 31, 2022 at a weighted average grant date fair value of $4.97 per share;

•	42,512,084 shares of our Class A Common Stock reserved, as of December 31, 2022, for future issuance under our 2021 Incentive Equity Plan; and

•	10,289,663 shares of our Class A Common Stock reserved, as of December 31, 2022, for future issuance under our 2021 Employee Stock Purchase Plan.

RISK FACTORS

An investment in our Class A Common Stock involves a high degree of risk. Before deciding whether to invest in our Class A Common Stock, you should carefully consider the risks described below and discussed under the sections captioned “Risk Factors” contained in our most recent Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, as well as in any of our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein in their entirety, as updated by our subsequent filings under the Exchange Act, together with other information in this prospectus, the information and documents incorporated by reference in this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our Class A Common Stock to decline, resulting in a loss of all or part of your investment. The risks below and incorporated by reference in this prospectus are not the only ones we face. Additional risks not currently known to us or that we currently deem immaterial may also affect our business operations. Please also read carefully the section below titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

Management will have broad discretion as to the use of the net proceeds from this offering, and may not use the proceeds effectively.

Our management will have broad discretion as to the application of the net proceeds from this offering and could use them in a manner that does not effectively maximize the potential of our clinical development programs and pipeline. Our management’s use of the net proceeds from this offering may not increase the market value of our Class A Common Stock. In fact, our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates, and cause the market value of our Class A Common Stock to decline.

You may experience immediate and substantial dilution.

The offering price per share in this offering may exceed the net tangible book value per share of our Class A Common Stock outstanding prior to this offering. Assuming that an aggregate of 59,760,956 shares of our Class A Common Stock are sold at a price of $2.51 per share pursuant to this prospectus, which was the last reported sale price of our Class A Common Stock on The Nasdaq Global Select Market on February 28, 2023, for aggregate gross proceeds of $150,000,000, and after deducting commissions and estimated aggregate offering expenses payable by us, you would experience immediate dilution of $1.09 per share, representing the difference between our as adjusted net tangible book value per share as of December 31, 2022, after giving effect to this offering and the assumed offering price. The exercise of outstanding stock options and warrants or the settlement of outstanding restricted stock units will result in further dilution of your investment. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our Class A Common Stock or other securities convertible into or exchangeable for our Class A Common Stock at prices that may not be the same as the prices per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the prices per share paid by investors in this offering, and investors purchasing shares of our Class A Common Stock or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional shares of our Class A Common Stock, or securities convertible or exchangeable into our Class A Common Stock, in future transactions may be higher or lower than the prices per share paid by investors in this offering.

It is not possible to predict the aggregate proceeds resulting from sales of our Class A Common Stock made under the Sales Agreement.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver a placement notice to the Agent at any time throughout the term of the Sales Agreement. The number of shares of our Class A Common Stock that are sold through the Agent after delivering a placement notice will fluctuate based on a number of factors, including the market price of our Class A Common Stock during the sales period, the limits we set with the Agent in any applicable placement notice, and the demand for our Class A Common Stock during the sales period. Because the price per share of our Class A Common Stock will fluctuate during the sales period, it is not currently possible to predict the aggregate proceeds to be raised in connection with those sales.

The shares of our Class A Common Stock offered hereby will be sold in “at the market offerings”, and investors who buy shares of our Class A Common Stock at different times will likely pay different prices.

Investors who purchase shares of our Class A Common Stock in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares of our Class A Common Stock sold in this offering. In addition, subject to the final determination by our board of directors or a committee thereof, there is no minimum or maximum sales price for shares of our Class A Common Stock to be sold in this offering. Investors may experience a decline in the value of the shares of our Class A Common Stock they purchase in this offering as a result of sales made at prices lower than the prices they paid.

The price of our Class A Common Stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our Class A Common Stock in this offering.

Our stock price has been and is likely to be volatile. The stock market in general and the market for biopharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your Class A Common Stock at or above the price at which it was acquired. The market price for our Class A Common Stock may be influenced by many factors, including:

•	the success of our drug development or clinical trials;

•	the success of competitive products or technologies;

•	regulatory or legal developments in the United States and other countries;

•	developments or disputes concerning patent applications, issued patents or other proprietary rights;

•	the recruitment or departure of key personnel;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	market conditions in the biotechnology sectors;

•

political and economic instability, including the impact of COVID-19, the possibility of an economic recession, international hostilities, acts of terrorism and governmental restrictions, inflation, trade relationships and military and political alliances; and

•	general economic, industry and market conditions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement, and the documents incorporated by reference herein and therein, may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although the Company believes that its plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. In some instances, these statements may be preceded by, followed by, or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” or “intends” or the negatives of these terms or variations of them or similar terminology.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, among others, could affect the Company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the Company’s forward-looking statements:

•	The market for personal genetics products and services has experienced a recent overall decline. If this trend continues or worsens, it would adversely affect our business and results of operations.

•	If our competitors receive further Food and Drug Administration marketing approval for in vitro diagnostic products, our business could be adversely affected.

•

The telehealth market is immature and volatile, and if it does not develop, if it encounters negative publicity, or if the increased use of telehealth solutions as a result of the COVID-19 pandemic does not continue after the pandemic, then the growth of our business and our results of operation will be harmed.

•	We rely on key sole suppliers to manufacture and perform services used by customers who purchase our PGS, which could adversely affect our ability to meet customer demand.

•	If we are not able to maintain and enhance our brand, our ability to expand our customer base may be impaired and our business and operating results may be harmed.

•

If our efforts to attract new customers and patients and engage existing customers and patients with enhanced products and services are unsuccessful or if such efforts are more costly than we expect, our business may be harmed.

•	Any significant disruption in service on our website, mobile applications, or in our computer or logistics systems could harm our reputation and may result in a loss of customers.

•	If we are unable to deliver a rewarding experience on mobile devices, whether through our mobile website or our mobile application, we may be unable to attract and retain customers and patients.

•	We depend on a number of other companies to perform functions critical to our ability to operate our platform and generate revenue from patients.

•	If we are unable to attract and retain high quality healthcare providers for our patients, our business, financial condition, and results of operations may be materially and adversely affected.

•	If the number of our customers consenting to participate in our research programs declines or fails to grow, our revenue may be adversely affected, and our database may become less effective.

•	Our focus on using our genetics-powered platform to discover targets with therapeutic potential may not result in the discovery of commercially viable drug targets for us or our collaborators.

•	Media reports on consumer data privacy and security concerns and the use of genetic information may decrease the overall consumer demand for personal genetic products and services, including ours.

•

If we fail to succeed in our drug development efforts, or to develop and commercialize additional products and services, our ability to expand our business and achieve our strategic objectives would be impaired.

•	Our Therapeutics business faces substantial competition, which may result in others discovering, developing, or commercializing drugs before or more successfully than we can.

•	We cannot give any assurance that any of our drugs will receive regulatory approval, which is necessary before they can be commercialized.

•	We may be subject to legal proceedings and litigation, which are costly to defend and could materially harm our business and results of operations.

•	Our business and future operating results may be adversely affected by catastrophic or other events outside of our control.

•

We depend on the continued services and performance of our highly qualified key personnel, and we may not be able to attract or retain qualified scientists and other specialized individuals in the future due to the competition for qualified personnel among life science and technology businesses.

•	We face risks related to epidemics and other outbreaks of communicable diseases, including the current COVID-19 pandemic.

•	If we were to enter new business areas, we would likely face competition from entities more familiar with those businesses, and our efforts may not succeed.

•

If we, GSK, and any future collaborators are unable to successfully complete clinical development, obtain regulatory approval for, or commercialize any drugs, or experience delays in doing so, our business may be materially harmed.

•	GSK and any other potential drug discovery collaborators will have significant discretion in determining when to make announcements, if any, about the status of our collaborations.

•

Our collaborators may not achieve projected discovery and development milestones and other anticipated key events in the expected timelines or at all, which could have an adverse impact on our business.

•

Our products and services are subject to extensive regulation, and compliance with existing or future regulations could result in unanticipated expenses, or limit our ability to offer our products and services.

•	We will face legal, reputational, and financial damage if we fail to protect our customer and patient data from security breaches or cyberattacks.

•	If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

•

We face additional risks as a result of the acquisition of Lemonaid Health (as defined below) and may be unable to integrate our businesses successfully and realize the anticipated synergies and related benefits, or do so within the anticipated timeframe.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described in the “Risk Factors” section. The risks described in the “Risk Factors” section are not exhaustive. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can the Company assess the impact of all such risk factors on its business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC’s website at www.sec.gov.

You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity, and performance, as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We may issue and sell shares of our Class A Common Stock having aggregate sales proceeds of up to $150 million from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.

Except as described in any applicable prospectus supplement or in any related free writing prospectuses we may authorize for use in connection with a specific offering, we currently expect to use the net proceeds from the securities offered hereunder, if any, together with our existing cash and cash equivalents for general corporate purposes, including working capital requirements and operating expenses. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the sale of the securities offered by us hereunder. We will set forth in the applicable prospectus supplement or free writing prospectus our intended use for the net proceeds received from the sale of any securities sold pursuant to the prospectus supplement or free writing prospectus.

DILUTION

If you invest in our Class A Common Stock, your interest will be diluted to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our Class A Common Stock immediately after this offering. Our net tangible book value of our Class A Common Stock as of December 31, 2022 was approximately $349.886 million, or approximately $1.21 per share of Class A Common Stock based upon 288,629,645 shares outstanding. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares outstanding as of December 31, 2022.

After giving effect to the sale of our Class A Common Stock in the aggregate amount of $150 million at an assumed offering price of $2.51 per share, which was the last reported sale price of our Class A Common Stock on The Nasdaq Global Select Market on February 28, 2023, and after deducting commissions and estimated offering expenses payable by us of approximately $5,500,000, our as adjusted net tangible book value as of December 31, 2022 would have been approximately $494.386 million, or $1.42 per share of Class A Common Stock. This represents an immediate increase in net tangible book value of $0.21 per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of $1.09 per share to new investors in this offering. Dilution per share to new investors participating in this offering is determined by subtracting as adjusted net tangible book value per share after this offering from the price per share paid by new investors. The following table illustrates this calculation on a per share basis. The as adjusted information is illustrative only and will adjust based on the actual prices to the public, the actual number of shares sold and other terms of the offering determined at the times shares of our Class A Common Stock are sold pursuant to this prospectus. The shares sold in this offering, if any, will be sold from time to time at various prices.

Assumed offering price per share		$2.51
Net tangible book value per share as of December 31, 2022	$1.21
Increase in net tangible book value per share attributable to the offering	$0.21

As adjusted net tangible book value per share after giving effect to this offering		$1.42

Dilution per share to new investors participating in the offering		$1.09

The number of shares of Class A Common Stock to be outstanding after this offering, as set forth above, is based on 288,629,645 shares of Class A Common Stock outstanding as of December 31, 2022, which amount excludes:

•	168,531,838 shares of our Class A Common Stock issuable upon the conversion of Class B Common Stock, of which there were 168,531,838 outstanding as of December 31, 2022;

•	69,089,621 shares of our Class A Common Stock issuable upon the exercise of stock options outstanding as of December 31, 2022 at a weighted average exercise price of $4.20 per share;

•	27,745,454 shares of our Class A Common Stock underlying unvested restricted stock units outstanding as of December 31, 2022 at a weighted average grant date fair value of $4.97 per share;

•	42,512,084 shares of our Class A Common Stock reserved, as of December 31, 2022, for future issuance under our 2021 Incentive Equity Plan; and

•	10,289,663 shares of our Class A Common Stock reserved, as of December 31, 2022, for future issuance under our 2021 Employee Stock Purchase Plan.

To the extent shares of Class A Common Stock issued upon the vesting of outstanding restricted stock units are exercised at prices per share that are less than the prices paid by investors in this offering, there will be further dilution to investors. In addition, to the extent that we issue additional equity securities in connection with future capital raising activities, our then-existing stockholders may experience dilution.

PLAN OF DISTRIBUTION

We have entered into a Sales Agreement with Cowen, under which we may issue and sell from time to time up to $150,000,000 of our Class A Common Stock through or to Cowen as our sales agent or principal. Sales of our Class A Common Stock, if any, will be made at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act.

Cowen will offer our Class A Common Stock subject to the terms and conditions of the Sales Agreement on a daily basis or as otherwise agreed upon by us and Cowen. We will designate the maximum amount of our Class A Common Stock to be sold through Cowen on a daily basis or otherwise determine such maximum amount together with Cowen. Subject to the terms and conditions of the Sales Agreement, Cowen will use its commercially reasonable efforts to sell on our behalf all of the shares of Class A Common Stock requested to be sold by us. We may instruct Cowen not to sell our Class A Common Stock if the sales cannot be effected at or above the price designated by us in any such instruction. Cowen or we may suspend the offering of our Class A Common Stock being made through Cowen under the Sales Agreement upon proper notice to the other party. Cowen and we each have the right, by giving written notice as specified in the Sales Agreement, to terminate the Sales Agreement in each party’s sole discretion at any time.

The aggregate compensation payable to Cowen as sales agent equals 3.0% of the gross sales price of the shares sold through it pursuant to the Sales Agreement. We have also agreed to reimburse Cowen up to $75,000 of Cowen’s actual outside legal expenses incurred by Cowen in connection with this offering. We estimate that the total expenses of the offering payable by us, excluding commissions payable to Cowen under the Sales Agreement, will be approximately $1,000,000.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such Class A Common Stock.

Cowen will provide written confirmation to us following the close of trading on The Nasdaq Global Market on each day in which our Class A Common Stock is sold through it as sales agent under the Sales Agreement. Each confirmation will include the number of shares of Class A Common Stock sold through it as sales agent on that day, the volume weighted average price of the shares sold, the percentage of the daily trading volume and the net proceeds to us.

We will report at least quarterly the number of shares of Class A Common Stock sold through Cowen under the Sales Agreement, the net proceeds to us and the compensation paid by us to Cowen in connection with the sales of our Class A Common Stock.

Settlement for sales of our Class A Common Stock will occur, unless the parties agree otherwise, on the second business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Under the Sales Agreement, we may also sell shares of our Class A Common Stock to Cowen as principal for its own account, at a price to be agreed upon at the time of sale.

In connection with the sales of our Class A Common Stock on our behalf, Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Cowen will be deemed to be underwriting commissions or discounts. We have agreed in the Sales Agreement to provide indemnification and contribution to Cowen against certain liabilities, including liabilities under the Securities Act. As sales agent, Cowen will not engage in any transactions that stabilizes our Class A Common Stock.

Our Class A Common Stock is listed on The Nasdaq Global Market and trades under the symbol “ME.” The transfer agent of our Class A Common Stock is Continental Stock Transfer & Trust Company. Cowen and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Morgan, Lewis & Bockius, LLP. The Agent is being represented in connection with this offering by Duane Morris LLP.

EXPERTS

The consolidated financial statements of 23andMe Holding Co. and its subsidiaries as of March 31, 2022 and 2021, and for each of the years in the three-year period ended March 31, 2022, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, and in accordance with the Exchange Act, file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, via electronic means, including the SEC’s home page on the Internet (www.sec.gov). Our corporate website address is www.23andme.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•

our Annual Report on Form  10-K for the fiscal year ended March 31, 2022, filed with the SEC on May 27, 2022, as amended by Amendment No. 1 on Form  10-K/A, filed with the SEC on August 9, 2022 (our “Annual Report on Form 10-K”);

•

our Quarterly Reports on Form 10-Q for the fiscal quarter ended June 30, 2022, filed with the SEC on August 9, 2022, for the fiscal quarter ended September 30, 2022, filed with the SEC on November 7, 2022 and for the fiscal quarter ended December 31, 2022, filed with the SEC on February 8, 2023;

•

our Current Reports on Form 8-K, filed with the SEC on  April 13, 2022,  June 13, 2022,  August 19, 2022 (as amended on  August 30, 2022),  September  1, 2022, November  4, 2022, December  9, 2022, and February 6, 2023;

•	our definitive proxy statement on Schedule 14A for the 2022 Annual Meeting of Stockholders filed with the SEC on July 15, 2022; and

•

the description of shares of Class A Common Stock contained in the Registration Statement on  Form 8-A filed on June 17, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of this offering (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules), shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such reports and documents.

For the purposes of this prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person who receives a copy of this prospectus on the written or oral request of that person made to:

23andMe Holding Co.

349 Oyster Point Boulevard

South San Francisco, California 94080

Attention: Corporate Secretary

Telephone: (650) 938-6300

Up to $150,000,000

Class A Common Stock

PROSPECTUS

TD Cowen

March 2, 2023